Exhibit 5.1

[FORM OF OPINION OF JONES DAY]

[            ], 2015

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Re:	Registration Statement on Form S-4 of MPLX LP

Ladies and Gentlemen:

We are acting as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance by the Partnership of up to [●] common units (the “Common Units”) representing limited partner interests in the Partnership pursuant to the Agreement and Plan of Merger, dated as of July 11, 2015 (the “Merger Agreement”), by and among the Partnership, MPLX GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), MarkWest Energy Partners, L.P., a Delaware limited partnership (“MWE”), and Sapphire Holdco LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Merger Sub”), which provides for the merger of Merger Sub with and into MWE, with MWE as the surviving entity and a wholly owned subsidiary of the Partnership. The Common Units are included in a registration statement on Form S-4 under the Securities Act of 1993 (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on August [●], 2015 (Registration No. [            ]) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Common Units, when issued pursuant to the terms of the Merger Agreement and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or within the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

MPLX LP

[                    ], 2015

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of the Common Units) and (ii) the resolutions of the Board of Directors of the General Partner authorizing the Partnership to issue, offer and sell the Common Units will remain in full force and effect at all times at which the Common Units are offered or sold by the Partnership.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the General Partner and others.

The opinion expressed herein is limited to the Delaware Revised Uniform Limited Partnership Act as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,